UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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AMERICREDIT CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICREDIT CORP.

801 Cherry Street, Suite 3900

Fort Worth, Texas 76102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear AmeriCredit Shareholder:

On Wednesday, November 5, 2003, AmeriCredit Corp. will hold its 2003 Annual Meeting of Shareholders at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas. The meeting will begin at 10:00 a.m.

Only shareholders who owned stock at the close of business on Friday, September 12, 2003 can vote at this meeting or any adjournments that may take place. At the meeting we will:

1.	Elect six members of the Board of Directors; four to serve for a term expiring in 2006 and two to serve for a term expiring in 2005;

2.	Consider and vote upon a proposal to amend the AmeriCredit Corp. Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of Common Stock reserved under the Purchase Plan from 3,000,000 to 5,000,000;

3.	Ratify the appointment by AmeriCredit’s Audit Committee of the independent auditors for fiscal 2004; and

4.	Attend to other business properly presented at the meeting.

Your Board of Directors recommends that you vote in favor of the proposals outlined in the Proxy Statement.

At the meeting, we will also report on AmeriCredit’s fiscal 2003 business results and other matters of interest to shareholders.

The approximate date of mailing for the Proxy Statement, proxy card and AmeriCredit’s 2003 Annual Report is September 30, 2003.

We hope you can attend the Annual Meeting. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

CHRIS A. CHOATE

Secretary

September 29, 2003

AMERICREDIT CORP.

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD NOVEMBER 5, 2003

SOLICITATION AND REVOCABILITY OF PROXIES

The accompanying proxy is solicited by the Board of Directors on behalf of AmeriCredit Corp., a Texas corporation (“AmeriCredit” or the “Company”), to be voted at the 2003 Annual Meeting of Shareholders of AmeriCredit (the “Annual Meeting”) to be held on November 5, 2003 at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”) and at any adjournment(s) thereof. When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Annual Meeting in accordance with the directions noted thereon; if no direction is indicated such shares will be voted for the election of directors and in favor of the other proposals set forth in the Notice.

The principal executive offices of AmeriCredit are located at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. AmeriCredit’s mailing address is the same as its principal executive offices.

This Proxy Statement and accompanying proxy are being mailed on or about September 30, 2003. AmeriCredit’s Annual Report on Form 10-K covering the Company’s fiscal year ended June 30, 2003 is enclosed herewith, but does not form any part of the materials for solicitation of proxies.

The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by giving written notice of revocation to the Secretary of the Company at the Company’s principal executive offices or by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person. However, no such revocation shall be effective until such notice has been received by the Company at or before the Annual Meeting. Such revocation will not affect a vote on any matters taken prior to receipt of such revocation. Mere attendance at the Annual Meeting will not of itself revoke the proxy.

In addition to the solicitation of proxies by use of the mail, the directors, officers and regular employees of the Company may solicit the return of proxies either by mail, telephone, telegraph, or through personal contact. Such officers and employees will not be additionally compensated but will be reimbursed for out-of-pocket expenses. AmeriCredit has also retained Georgeson Shareholder Communications, Inc. (“GSC”) to assist in the solicitation of proxies from shareholders and will pay GSC a fee of approximately $10,000 for its services and will reimburse such firm for its out-of-pocket expenses. Brokerage houses and other custodians, nominees, and fiduciaries will be requested to forward solicitation materials to the beneficial owners. The cost of preparing, printing, assembling and mailing the Annual Report, the Notice, this Proxy Statement and the enclosed proxy, as well as the cost of forwarding solicitation materials to the beneficial owners of shares and other costs of solicitation, will be borne by AmeriCredit.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports. “Householding” is the term used to describe the practice of delivering a single set of the proxy statement and annual report to any household at which two or more shareholders reside if a company reasonably believes the shareholders are members of the same family. This procedure would reduce the volume of duplicate information shareholders receive and would also reduce the Company’s printing and mailing costs. The Company will promptly deliver an additional copy of either document to any shareholder who writes or calls the Company at the following address or phone number: Investor Relations, AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, (817) 302-7000.

PURPOSES OF THE MEETING

At the Annual Meeting, the shareholders of AmeriCredit will consider and vote on the following matters:

1. The election of four directors to terms of office expiring at the Annual Meeting of Shareholders in 2006, or until their successors are elected and qualified, and the election of two directors to a term of office expiring at the Annual Meeting of Shareholders in 2005, or until their successors are elected and qualified;

2. The approval of the proposal to amend the Company’s Employee Stock Purchase Plan (the “Purchase Plan”) to increase the number of shares of the Company’s Common Stock reserved under the Purchase Plan from 3,000,000 to 5,000,000;

3. The ratification of the appointment by the Company’s Audit Committee of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending June 30, 2004; and

4. The transaction of such other business that may properly come before the Annual Meeting or any adjournments thereof.

QUORUM AND VOTING

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting was the close of business on September 12, 2003 (the “Record Date”). On the Record Date, there were 156,453,979 shares of Common Stock of the Company, par value $0.01 per share, outstanding, each of which is entitled to one vote on all matters to be acted upon at the Annual Meeting. There are no cumulative voting rights. The presence, in person or by proxy, of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum to transact business. Assuming the presence of a quorum, the affirmative vote of the holders of a plurality of the shares of Common Stock represented at the Annual Meeting is required for the election of directors, and the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Annual Meeting is required for the approval of the amendment to the Purchase Plan and the ratification of the appointment of PricewaterhouseCoopers LLP as independent public accountants for the Company for the fiscal year ending June 30, 2004.

Abstentions and broker non-votes are counted towards determining whether a quorum is present. Broker non-votes will not be counted in determining the number of shares voted for or against the proposed matters, and therefore will not affect the outcome of the vote. Abstentions on a particular item (other than the election of directors) will be counted as present and voting for purposes of any item on which the abstention is noted, thus having the effect of a “no” vote as to that proposal because each proposal (other than the election of directors) requires the affirmative vote of a majority of the shares voting at the meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect.

PRINCIPAL SHAREHOLDERS

The following table and the notes thereto set forth certain information regarding the beneficial ownership of the Company’s common stock as of the Record Date, by (1) each current director and nominee for director of the Company; (2) each Named Executive Officer; (3) all of our present executive officers and directors as a group; and (4) each other person known to us to own beneficially more than five percent of our presently outstanding common stock. Unless otherwise indicated, the address for the following shareholders is 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102.

	Common Stock Owned Beneficially (1)		Percent of Class Owned Beneficially (1)
Legg Mason, Inc.	17,300,000	(2)	11.06%
Capital Guardian Trust Company	17,200,000	(3)	10.99%
Liberty Wanger Asset Management, L.P	9,306,400	(4)	5.95%
Wasatch Advisors Inc	8,802,262	(5)	5.62%
PIMCO Equity Advisors.	8,376,000	(6)	5.35%
Clifton H. Morris, Jr.	2,912,347	(7)	1.84%
Daniel E. Berce.	2,021,516	(8)	1.28%
Edward H. Esstman	1,122,129	(9)	*
Michael R. Barrington	1,292,386	(10)	*
John R. Clay	0		*
A.R. Dike	165,300	(11)	*
Gerald J. Ford	2,752,910	(12)	1.76%
James H. Greer	498,300	(13)	*
Douglas K. Higgins	340,000	(14)	*
Kenneth H. Jones, Jr.	250,000	(15)	*
B. J. McCombs	1,000		*
S. Mark Floyd	113,097	(16)	*
Preston A. Miller	261,158	(17)	*
Cheryl L. Miller	111,011	(18)	*
All Present Executive Officers and Directors as a Group (16 Persons)	12,205,892		7.47%

*	Less than 1%

(1)	Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to the shares of our common stock shown as beneficially owned by them. Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. The percentages are based upon 156,453,979 shares outstanding as of the Record Date, except for certain parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date. The percentages for those parties who hold options that are presently exercisable or exercisable within 60 days of the Record Date are based upon the sum of 156,453,979 shares outstanding plus the number of shares subject to options that are presently exercisable or exercisable within 60 days of the Record Date held by them, as indicated in the following notes.

(2)	Legg Mason, Inc. reports holding an aggregate of 17,300,000 shares. The address of Legg Mason, Inc. is 100 Light Street, Baltimore, Maryland 21202.

(3)	Capital Guardian Trust Company reports holding an aggregate of 17,200,000 shares. The address of Capital Guardian Trust Company is 111000 Santa Monica Boulevard, Los Angeles, California 90025.

(4)	Liberty Wanger Asset Management, L.P. reports holding an aggregate of 9,306,400 shares. The address of Liberty Wanger Asset Management, L.P. is 227 West Monroe, Suite 3000, Chicago, Illinois 60606.

(5)	Wasatch Advisors Inc. reports holding an aggregate of 8,802,262 shares. The address of Wasatch Advisors Inc. is 150 Social Hall Avenue, Salt Lake City, Utah 84111.

(6)	PIMCO Equity Advisors reports holding an aggregate of 8,376,000 shares. The address of PIMCO Equity Advisors is 1345 Avenue of the Americas, 50th Floor, New York, New York 10105.

(7)	This amount includes 1,720,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 76,272 shares of common stock in the name of Sheridan C. Morris, Mr. Morris’ wife. This amount also includes 500,000 shares owned by Clydesdale Partners Fund Limited Partnership, L.L.P. (“Clydesdale”), a Texas limited partnership of which the sole general partner is SCHM Investments, Inc. (“SCHM”); the sole shareholders of SCHM are Mr. Morris and his wife. The limited partners of Clydesdale are Mr. Morris, his wife and SCHM.

(8)	This amount includes 1,820,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(9)	This amount includes 990,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(10)	This amount includes 1,136,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. On April 23, 2003, Mr. Barrington stepped down as Chief Executive Officer and President, but continues to serve on the Board of Directors.

(11)	The amount includes 100,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount also includes 7,000 shares of common stock held in the name of Sara B. Dike, Mr. Dike’s wife. This amount also includes 6,000 shares owned by Dike Family Limited Partnership, a Texas limited partnership of which the general partners are Mr. Dike and his wife. The limited partners of Dike Family Limited Partnership are Mr. Dike, his wife and Mr. Dike’s children.

(12)	Hunter’s Glen/Ford, Ltd., a Texas limited partnership, is the record holder of 2,752,910 shares. The general partners of Hunter’s Glen/Ford, Ltd. are Mr. Ford and Ford Diamond Corporation, a Texas corporation which is wholly-owned by Mr. Ford. The sole limited partner of Hunter’s Glen/Ford, Ltd. is a trust established for the benefit of Mr. Ford’s children.

(13)	This amount includes 140,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 39,216 shares of common stock held by Mr. Greer’s wife as separate property, as to which Mr. Greer disclaims any beneficial interest.

(14)	This amount includes 160,000 shares subject to stock options that are currently exercisable or exercisable within 60 days. This amount does not include 34,000 shares held in trust for the benefit of certain family members of Mr. Higgins, as to which Mr. Higgins disclaims any beneficial interest.

(15)	This amount includes 200,000 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(16)	This amount includes 76,400 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(17)	This amount includes 174,040 shares subject to stock options that are currently exercisable or exercisable within 60 days.

(18)	This amount includes 77,740 shares subject to stock options that are currently exercisable or exercisable within 60 days. On July 14, 2003, the position of President, Consumer Services was eliminated, and Ms. Miller was reassigned to the non-executive position of Senior Vice President, Office of Portfolio Management.

ELECTION OF DIRECTORS

(Item 1)

On September 7, 1999, the Board of Directors adopted amendments to the Company’s bylaws classifying the Board of Directors into three (3) classes, as nearly equal in number as possible, each of whom would serve for three years, with one class being elected each year. The Board of Directors believes that the staggered three-year term of the classified Board of Directors helps assure the continuity and stability of management of the Company. This continuity and stability will result from the fact that with the classified Board of Directors, the majority of the directors at any given time will have prior experience as directors of the Company. The classified Board of Directors is also intended to protect shareholders’ rights in the event of an acquisition of control by an outsider which does not have the support of the Board of Directors.

On September 17, 2002, AmeriCredit announced plans to add three independent directors to its Board of Directors. On June 2, 2003, the Board of Directors, following recommendations made by the Nominating and Corporate Governance Committee, (i) adopted amendments to the Company’s Bylaws with respect to vacancies and additional directors; (ii) approved an increase in the number of directors to ten (10); and (iii) approved the appointment of two (2) independent directors to fill the vacancies resulting from the increase in the number of directors. On September 26, 2003, the Board of Directors, following recommendations made by the Nominating and Corporate Governance Committee, (i) approved an increase in the number of directors to eleven (11); and (ii) approved B. J. McCombs as a nominee to the Board of Directors to be approved by the shareholders at the 2003 Annual Meeting.

At the 2003 Annual Meeting, four (4) Class I directors shall be elected to serve terms expiring at the 2006 Annual Meeting, and two (2) Class III directors shall be elected to serve terms expiring at the 2005 Annual Meeting. Other than Mr. McCombs, all nominees are currently members of the Board of Directors.

In order to be elected, each nominee for director must receive at least the number of votes equal to the plurality of the shares represented at the meeting, either in person or by proxy. Unless otherwise directed in the enclosed proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of the following named nominees to the Board of Directors.

Vacancies occurring on the Board may be filled by the Board of Directors upon recommendations of the Nominating and Corporate Governance Committee for the unexpired term of the replacement director’s predecessor in office.

The Board of Directors has selected the following nominees recommended by the Nominating and Corporate Governance Committee for election to the Board of Directors:

Class I - Term to Expire at 2006 Annual Meeting

Daniel E. Berce

Edward H. Esstman

James H. Greer

Gerald J. Ford

Class III—Term to Expire at 2005 Annual Meeting

John R. Clay

B. J. McCombs

NOMINEES FOR TERMS EXPIRING IN 2006:

DANIEL E. BERCE, 49, has been a director since 1990. Mr. Berce has been President since April 2003. Mr. Berce was Vice Chairman and Chief Financial Officer from November 1996 until April 2003. Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer from November 1994 until November 1996. Mr. Berce is also a director of Curative Health Services, Inc., a publicly held company that provides specialty health care services, and AZZ incorporated, a publicly held company that manufactures specialty electrical equipment and provides galvanizing services to the steel fabrication industry.

EDWARD H. ESSTMAN, 62, has been a director since 1996. Mr. Esstman has been Executive Vice President since April 2003. Mr. Esstman served Vice Chairman from August 2001 to April 2003, Executive Vice President, Dealer Services and Co-Chief Operating Officer from October 2000 to August 2001, Executive Vice President, Dealer Services from October 1999 to October 2000, Executive Vice President, Auto Finance Division from November 1996 to October 1999 and Senior Vice President and Chief Credit Officer from November 1994 to November 1996.

JAMES H. GREER, 76, has been a director since 1990. Mr. Greer is Chairman of the Board of Greer Capital Corporation as well as President of two companies involved in real estate and commercial real estate development and management. From 1985 to 2001, Mr. Greer served as Chairman of the Board of Shelton W. Greer Co., Inc., which engineers, manufactures, fabricates and installs building specialty products. Mr. Greer previously served as a director for several banks and financial institutions. Mr. Greer is also a director of Service Corporation International, a publicly held company that owns and operates funeral homes and related businesses.

GERALD J. FORD, 59, has been a director since June 2003. Mr. Ford also currently serves as Chairman of the Board and director of Liberte Investors Inc., an investment firm, a position he has held since its formation in August 1996. Mr. Ford served as the Chairman of the Board, Chief Executive Officer and director of Golden State Bancorp Inc., a holding company of California Federal Bank, from September 1998 through November 2002 when Golden State Bankcorp Inc. was acquired by Citigroup. Mr. Ford also served as Chairman of the Board, Chief Executive Officer and director of California Federal Bank from October 1994 though November 2002 and of California Federal Preferred Capital Corporation from November 1996 through November 2002, and as Chairman of the Board and director of First Nationwide Mortgage Corporation from October 1994 through November 2002. Mr. Ford is also a director of Freeport-McMoRan Cooper & Gold Inc., a publicly held company that mines and produces copper and gold, and McMoRan Exploration Co., a publicly held energy company that explores for, develops and produces natural gas and crude oil.

NOMINEES FOR TERMS EXPIRING IN 2005:

JOHN R. CLAY, 55, has been a director since June 2003. Mr. Clay was Chief Executive Officer of Practitioners Publisher Company, Inc., a leading publisher of accounting and auditing manuals for CPA firms, from 1979 to 1999. Mr. Clay has also served 12 years as a public accountant, in accounting first with Ernst & Ernst and later as a partner with Rylander, Clay & Opitz. Mr. Clay is a certified public accountant and has authored several accounting articles and financial publications.

B. J. McCOMBS, 75, is a private investor with interests in automobile dealerships, professional sports and other investments. Mr. McCombs serves as a director of Clear Channel Communication, Inc., a publicly held diversified media company that primarily operates in radio broadcasting, outdoor advertising and live entertainment, since its inception.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE INDIVIDUALS NOMINATED FOR ELECTION AS A DIRECTOR.

CONTINUING DIRECTORS—CLASS II—Terms Expiring in 2004:

MICHAEL R. BARRINGTON, 44, has been a director since 1990. Mr. Barrington was Vice Chairman, President and Chief Executive Officer from July 2000 until April 2003. Mr. Barrington served as Vice Chairman, President and Chief Operating Officer from November 1996 to July 2000 and was Executive Vice President and Chief Operating Officer from May 1991 until November 1996.

DOUGLAS K. HIGGINS, 53, has been a director since 1996. Mr. Higgins is a private investor and owner of Higgins & Associates and has been in such position since July 1994. Mr. Higgins served as the President and Chief Executive Officer of H&M Food Systems Company, Inc. from 1983 through 1994. Mr. Higgins is also a director of Worth Bancorporation, a multi-branch bank operating in Tarrant County, Texas.

KENNETH H. JONES, JR., 68, has been a director since 1988. Mr. Jones, a private investor, retired as Vice Chairman of KBK Capital Corporation (“KBK”), a non-bank commercial finance company, in December 1999. Mr. Jones had been Vice Chairman of KBK since January 1995. Prior to January 1995, Mr. Jones was a shareholder in the Decker, Jones, McMackin, McClane, Hall & Bates, P.C. law firm in Fort Worth, Texas, and was with such firm and its predecessor or otherwise involved in the private practice of law in Fort Worth, Texas for more than five years.

CONTINUING DIRECTORS—CLASS III—Terms Expiring in 2005:

CLIFTON H. MORRIS, JR., 68, has been a director since 1988. Mr. Morris has been Chairman of the Board since July 2000 and has also served as Chief Executive Officer since April 2003. Mr. Morris served as Chairman of the Board and Chief Executive Officer from May 1988 to July 2000. Mr. Morris also served as President from May 1988 until April 1991 and from April 1992 to November 1996. Mr. Morris is also a director of Service Corporation International and Cash America International, Inc., a publicly held pawn brokerage company.

A. R. DIKE, 67, has been a director since 1998. Mr. Dike is the President and Chief Executive Officer of The Dike Company, Inc., a private insurance agency, and has been in such position since July 1999. Prior to July 1999, Mr. Dike was President of Willis Corroon Life, Inc. of Texas, and was in such position for more than five years. Mr. Dike previously served as a director for several insurance companies. Mr. Dike served as a director of JPMorgan Chase Bank of Tarrant County and its predecessor banks from 1977 though 1991 and currently serves as an advisory director. Mr. Dike is also a director of Cash America International, Inc.

Board Committees and Meetings

Standing committees of the Board include the Audit Committee, the Stock Option/Compensation Committee and the Nominating and Corporate Governance Committee.

The Audit Committee’s principal responsibilities consist of (i) recommending the selection of independent auditors, (ii) reviewing the scope of the audit conducted by such auditors, as well as the audit itself, (iii) reviewing the Company’s internal audit activities and matters concerning financial reporting, accounting and audit procedures, and policies generally, and (iv) monitoring the independence and performance of the Company’s independent auditors and internal auditors. Members consist of Messrs. Dike, Greer, Higgins and Jones. In fiscal 2003, the Audit Committee met four times and, pursuant to the authority delegated to him by the Audit Committee, Mr. Jones, Chairman of the Committee, met with the Company’s independent auditors prior to the public issuance of the Company’s quarterly and annual financial results. The “Report of the Audit Committee” is contained in this Proxy Statement beginning on page 23.

The Stock Option/Compensation Committee (i) administers the Company’s employee stock option and other stock-based compensation plans and oversees the granting of stock options, (ii) reviews and approves compensation for executive officers and (iii) reviews Board member compensation. Members consist of Messrs. Dike, Greer, Higgins and Jones. In fiscal 2003, the Stock Option/Compensation Committee met or adopted resolutions by unanimous consent four times. The “Report of the Stock Option/Compensation Committee on Executive Compensation” is contained in this Proxy Statement beginning on page 14.

The Nominating and Corporate Governance Committee was established in August 2001. The Nominating and Corporate Governance Committee (i) establishes procedures for the nomination of directors, (ii) recommends to the Board of Directors a slate of nominees for directors to be presented on behalf of the Board for election by shareholders at each Annual Meeting of the Company, (iii) recommends to the Board appropriate nominees to fill Board vacancies, (iv) considers nominees to the Board recommended by shareholders, (v) recommends to the Board director nominees for each committee, (vi) establishes and oversees any corporate governance guidelines applicable to the Company, (vii) leads the annual Board evaluation of the Chief Executive Officer’s performance, (viii) oversees the Chief Executive Officer and executive succession plans and (ix) leads the Board in its annual review of the Board’s performance. Shareholders may nominate director nominees for consideration by writing to the Secretary of the Company at 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102 and providing the nominee’s name, biographical data and qualifications. In order to be considered by the Nominating and Corporate Governance Committee with respect to nominees for the 2004 Annual Meeting of Shareholders, prospective nominee recommendations must be received by the Secretary no later than September 7, 2004 and no earlier than August 8, 2004. In fiscal 2003, the Nominating and Corporate Governance Committee met one time. Members consist of Messrs. Dike, Greer, Higgins and Jones.

The Board of Directors held five regularly scheduled meetings and two special meetings during the fiscal year ended June 30, 2003. Various matters were also approved during the last fiscal year by unanimous written consent of the Board of Directors. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served.

Director Compensation

For fiscal year ended June 30, 2003, members of the Board of Directors received a $2,500 quarterly retainer fee and an additional $4,000 fee for attendance at each meeting of the Board. Members of Committees of the Board of Directors were paid $2,000 per quarter for participation in all committee meetings held during that quarter.

On July 1, 2003, the Stock Option/Compensation Committee revised the compensation paid to the Company’s directors. For fiscal 2004, members of the Board of Directors will receive a $24,000 annual retainer fee as well as a $4,000 fee for attendance at each meeting of the Board, and members of Committees of the Board of Directors will be paid $1,500 per committee meeting. The Audit Committee Chairman will receive a $4,000 annual retainer fee, and the Stock Option/Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman will receive a $3,000 annual retainer fee. No Board of Directors fees will be paid to Messrs. Morris, Berce and Esstman, the Company’s employee directors.

At the 2000 Annual Meeting of Shareholders, the Company adopted the 2000 Limited Omnibus and Incentive Plan for AmeriCredit Corp. (the “2000 Plan”), which provides for grants to the Company’s executive officers (other than Messrs. Morris, Barrington, Berce and Esstman) and to non-employee directors of stock options and reserves, in the aggregate, a total of 2,000,000 shares of Common Stock for issuance upon exercise of stock options granted under such plan. On October 30, 2002, options to purchase 20,000 shares of Common Stock were granted under the 2000 Plan to each of Messrs. Dike, Greer, Higgins and Jones at an exercise price of $7.24 per share. The exercise price for the options granted to Messrs. Dike, Greer, Higgins and Jones is equal to the last reported sale price of the Common Stock on the New York Stock Exchange (“NYSE”) on the date of grant. These options, which have a term of ten years, are fully vested upon the date of grant, but may not be exercised prior to the expiration of six months after the date of grant.

The Board of Directors anticipates that an annual grant of stock options will be authorized under the 2000 Plan to non-employee directors (other than Mr. Barrington) following the 2003 Annual Meeting of Shareholders in amounts and upon such terms as were authorized on October 30, 2002. Pursuant to the terms of his separation agreement, Mr. Barrington may be considered in the discretion of the Stock Option/Compensation Committee for future grants in such amounts and on such terms as may be granted to other non-employee directors, subject to legal and plan restrictions on the ability of the Company to authorize such grants.

All directors may use the Company airplane, but are responsible for all income taxes associated with this benefit. If a director uses the Company airplane more than a predetermined number of hours a year, the director is required to pay in advance all the Company’s out-of-pocket expenses.

Compensation Committee Interlocks and Insider Participation

No member of the Stock Option/Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”). No member of the Stock Option/Compensation Committee served on the compensation committee, or as a director, of another corporation, one of whose directors or executive officers served on the Stock Option/Compensation Committee or whose executive officers served on the Company’s Board of Directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following sets forth information concerning the compensation of the Company's Chief Executive Officer, its former Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (the “Named Executive Officers”) for the fiscal years shown.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)	Shares of Common Stock Underlying Stock Options (#)	All Other Compensation ($)(4)

Clifton H. Morris, Jr. Chairman and CEO	2003 2002 2001	455,385 380,000 380,000	0 875,000 525,000	82,262 88,472 —	— — —	190,000 — —	19,618 82,650 82,650

Michael R. Barrington (5) Former CEO & President	2003 2002 2001	641,538 755,058 680,000	0 1,775,137 975,000	95,464 75,464 —	— — —	— — —	8,403 47,678 44,770

Daniel E. Berce President	2003 2002 2001	730,000 711,301 655,000	0 1,675,103 937,500	79,641 68,217 —	— — —	190,000 — —	11,635 47,683 47,989

Preston A. Miller Executive Vice President, CFO & Treasurer	2003 2002 2001	385,835 360,000 306,849	0 450,000 306,849	— — —	— 132,764 47,025	100,000 31,100 12,800	8,995 8,151 8,151

S. Mark Floyd Executive Vice President, COO	2003 2002 2001	340,897 313,273 240,000	0 307,280 240,000	— — —	— 132,764 18,810	100,000 50,400 22,000	9,141 8,275 1,250

Cheryl L. Miller (6) Senior Vice President, Office of Portfolio Management	2003 2002 2001	340,500 318,000 240,000	0 318,000 240,000	— — —	— 132,764 47,025	100,000 31,100 27,800	9,396 8,077 7,650

(1)	Includes Board of Directors fees to Messrs. Morris, Barrington and Berce.

(2)	Includes the use of the Company aircraft valued on the basis of the aggregate incremental cost to the Company of $77,110 for Mr. Morris, $87,712 for Mr. Barrington and $72,520 for Mr. Berce.

(3)	The values of the Restricted Stock Awards that are presented in the table are based upon the closing price of $8.55 of the Company's Common Stock on the NYSE on June 30, 2003. On May 1, 2001, Mr. Miller and Ms. Miller were granted 5,500 restricted shares and the value thereof, on the date of grant, was $250,000, and Mr. Floyd was granted 2,200 restricted shares and the value thereof, on the date of grant, was $100,000. On November 1, 2001, Messrs. Miller and Floyd and Ms. Miller were granted 15,528 restricted shares and the value thereof, on the date of grant, was $250,000. These restricted shares vest three years after the date of grant.

(4)	The amounts disclosed in this column for fiscal 2003 include:

(a)	Company contributions to 401(k) retirement plans in the amount of $8,500 for Messrs. Morris, Berce, Miller and Ms. Miller, $8,029 for Mr. Floyd and $6,603 for Mr. Barrington; and

(b)	Payment by the Company of premiums for term life insurance on behalf of Mr. Morris, $11,118; Mr. Barrington, $1,800; Mr. Berce, $3,135; Mr. Miller, $495; Mr. Floyd, 1,112; and Ms. Miller, $896. Messrs. Morris, Barrington and Berce terminated their respective split-dollar life insurance arrangements in 2003.

(5)	On April 23, 2003, Mr. Barrington stepped down as Chief Executive Officer and President, but continues to serve on the Board of Directors. The Company entered into a separation agreement with Mr. Barrington pursuant to which Mr. Barrington received a separation payment, calculated pursuant to an employment agreement previously entered into between the Company and Mr. Barrington, in the amount of $4,786,892 ($2,564,880 was applied first to the repayment in full of indebtedness owed to the Company by Mr. Barrington under a note) and consulting fees in the amount of $125,000 per year in exchange for his agreement to provide certain services for up to 360 hours per year over a 24 month period beginning May 1, 2003. In fiscal 2003, consulting fee payments of $20,834 were made by the Company to Mr. Barrington pursuant to this arrangement.

(6)	On July 14, 2003, the position of President, Consumer Services was eliminated, and Ms. Miller was reassigned to the non-executive position of Senior Vice President, Office of Portfolio Management.

Option Grants in Last Fiscal Year

The following table shows all individual grants of stock options to the Named Executive Officers of the Company during the fiscal year ended June 30, 2003.

	Shares of Common Stock Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)
Clifton H. Morris, Jr. Chairman and CEO	190,000	3.71%	8.79	5/28/08	1,085,527

Michael R. Barrington (3) Former CEO & President	—	—	—	—	—

Daniel E. Berce President	190,000	3.71%	8.79	5/28/08	1,085,527

Preston A. Miller Executive Vice President, CFO & Treasurer	100,000	1.95%	8.79	5/28/08	571,330

S. Mark Floyd Executive Vice President, COO	100,000	1.95%	8.79	5/28/08	571,330

Cheryl L. Miller (4) Senior Vice President, Office of Portfolio Management	100,000	1.95%	8.79	5/28/08	571,330

(1)	Each option granted to the Named Executive Officers in fiscal 2003 becomes exercisable in full on February 28, 2008, provided that the exercisability of the option may be accelerated as follows: (i) 50% of the option becomes exercisable on the next business day following any period of 20 consecutive trading days during which the average of the closing prices of the Company's common stock is equal to or greater than $9 per share; and (ii) the remaining 50% of the option becomes exercisable on the next business day following any period of 20 consecutive trading days during which the average of the closing prices of the Company's common stock is equal to or greater than $12 per share. Notwithstanding the foregoing, the option may not be exercised for a period of 12 months after May 28, 2003, the date of grant.

(2)	As suggested by the SEC's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date pre-tax present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The calculation is based on the expectation that the options are fully exercised within 2½ years of the grant date and upon the following additional assumptions: annual dividend growth of 0 percent, volatility of approximately 122%, and a risk-free rate of return equal to 1.47%. There can be no assurance that the amounts reflected in this column will be achieved.

(3)	On April 23, 2003, Mr. Barrington stepped down as Chief Executive Officer and President, but continues to serve on the Board of Directors.

(4)	On July 14, 2003, the position of President, Consumer Services was eliminated, and Ms. Miller was reassigned to the non-executive position of Senior Vice President, Office of Portfolio Management.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values

Shown below is information with respect to the Named Executive Officers regarding option exercises during the fiscal year ended June 30, 2003, and the value of unexercised options held as of June 30, 2003.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Shares of Common Stock Underlying Unexercised Options at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End ($)(1) Exercisable/ Unexercisable

Clifton H. Morris, Jr. Chairman and CEO	0	0	1,720,000/190,000	165,000/0

Michael R. Barrington (2) Former CEO & President	0	0	1,235,000/0	0/0

Daniel E. Berce President	0	0	1,820,000/190,000	220,000/0

Preston A. Miller Executive Vice President, CFO & Treasurer	0	0	167,820/129,780	91,000/0

S. Mark Floyd Executive Vice President, COO	0	0	55,220/150,580	0/0

Cheryl L. Miller (3) Senior Vice President, Office of Portfolio Management	0	0	71,520/133,080	7,800/0

(1)	Values stated are pre-tax, net of cost and are based upon the closing price of $8.55 per share of the Company's Common Stock on the NYSE on June 30, 2003, the last trading day of the fiscal year.

(2)	On April 23, 2003, Mr. Barrington stepped down as Chief Executive Officer and President, but continues to serve on the Board of Directors.

(3)	On July 14, 2003, the position of President, Consumer Services was eliminated, and Ms. Miller was reassigned to the non-executive position of Senior Vice President, Office of Portfolio Management.

Report of the Stock Option/Compensation Committee on Executive Compensation

During fiscal 2003, the Stock Option/Compensation Committee of the Board of Directors (the “Committee”) was comprised of Messrs. Dike, Greer, Higgins and Jones. The Committee is responsible for all elements of the total compensation program for executive officers and senior management personnel of the Company, including stock option grants and the administration of other incentive programs.

General

The objectives of the Company’s compensation strategy remain as follows: (i) to attract and retain the best possible executive talent, (ii) to motivate its executives to achieve the Company’s goals, (iii) to link executive and shareholder interest through compensation plans that provide opportunities for management to become substantial shareholders in the Company and (iv) to provide a compensation package that appropriately recognizes both individual and corporate contributions.

Reorganization of Executive Team in Fiscal 2003

On April 23, 2003, the Board of Directors expanded the duties of Mr. Morris by returning him to the position of Chief Executive Officer. Mr. Morris replaced Mr. Barrington, who has stepped down as President and Chief Executive Officer. To fill the position of President, the Board of Directors promoted Mr. Berce, formerly the Company’s Chief Financial Officer. The Board of Directors also promoted Mr. Preston A. Miller to Chief Financial Officer and Mr. Floyd from President of Dealer Services to Chief Operating Officer replacing Mr. Michael T. Miller, who stepped down.

Components of Compensation of Named Executive Officers in Fiscal 2003

Compensation paid to the Company’s Named Executive Officers in fiscal 2003 consisted of the following: base salary and long-term incentive awards.

Base Salary

Employment agreements have been entered into between the Company and each of the Named Executive Officers. All of these employment agreements, which are described in greater detail elsewhere in this Proxy Statement, provide for a certain minimum annual base salary with salary increases, bonuses and other incentive awards to be made at the discretion of this Committee.

No base salary increases were made during fiscal 2003 for Mr. Berce. Effective July 1, 2002, the Committee authorized a base salary increase of $25,500 for Mr. Preston A. Miller, to $385,500 annually, $26,227 for Mr. Floyd, to $339,500 and $22,500 for Ms. Miller, to $340,500. Effective April 23, 2003, the Committee authorized a base salary increase of $350,000 for Mr. Morris, to $750,000 annually. The increase for Mr. Morris was considered appropriate in light of his re-assumption of the chief executive position of the Company.

Annual Bonus

For fiscal 2003, the Company made a decision not to award annual bonuses for any officers as part of a broader plan to reduce costs, improve liquidity and increase profitability. Accordingly, no bonuses were paid during fiscal 2003 to the Company’s Named Executive Officers. Further, the Company’s financial results for fiscal 2003 did not achieve any of the targets previously established by the Committee for bonus payments. The Committee is presently considering, but has not finalized or adopted, a proposed incentive plan for fiscal 2004 for the Company’s senior executive officers, including the Chief Executive Officer, that will provide bonus opportunities upon the Company’s achievement of certain earnings, return on assets and other operating objectives established by the Committee.

Long-Term Incentive Award

The Committee approved stock option grants to the Named Executive Officers on May 29, 2003 at an exercise price of $8.79, the closing market price on that date. These were the first long-term incentive awards made to Messrs. Morris and Berce since January 1998, and the first awards made to Messrs. Miller and Floyd and Ms. Miller since November 2001. The “Option Grants in Last Fiscal Year” table on page 12 summarizes stock option grants in fiscal 2003 to the Named Executive Officers.

Other Compensation Plans

The Company maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

In addition, the Committee previously approved a split-dollar life insurance program for Messrs. Morris, Berce and Barrington. Messrs. Morris, Berce and Barrington terminated their respective split-dollar life insurance arrangements in 2003.

Stock Ownership Guidelines for Executive Officers

In August 2000, the Board of Directors adopted stock ownership guidelines that are designed to encourage the accumulation of the Company’s stock by its executive officers. In August 2003, the Committee amended and restated the stock ownership guidelines principally to (i) reflect revisions in executive management participating therein, (ii) extend the transition date by two and a half years as a result of the decline in the Company’s stock price throughout fiscal 2002 and 2003 and (iii) establish a minimum number of shares that must be owned by participants in order to comply with ownership levels, notwithstanding price fluctuations that may occur from time to time in the Company’s stock. The revised guidelines, stated as a multiple of executives officers’ base salaries and the minimum number of shares that must be owned by executive officers, are as follows:

Position	Base Salary Multiple	Number of Shares To Be Directly Owned
Chairman, Chief Executive Officer and President	4X	150,000
Chief Financial Officer, Chief Operating Officer	3X	60,000
and Chief Legal Officer
Other Executive Team Members	2X	25,000

The recommended time period for reaching the above guidelines is the later of (i) December 31, 2005, (ii) five years from date of hire or (iii) three years from date of promotion to an executive officer position. These guidelines are subject to periodic review to ensure that the levels are appropriate. Shares of the Company’s stock directly owned by an executive officer and shares owned by an executive officer through the Company’s 401(k) and employee stock purchase programs constitute qualifying ownership, and shares of restricted stock owned by an executive officer, whether or not vested, would also qualify. Stock options are not counted towards compliance with the guidelines. The Committee will review the progress of each executive officer toward compliance with the guidelines and, in the event an officer is not making satisfactory progress, the Committee may reduce prospective stock option or restricted share grants to such executive officer.

Presently, all of the Named Executive Officers other than Mr. Floyd own more than the minimum number of shares necessary to comply with the stock ownership guidelines.

Fiscal 2003 Compensation of CEO

Mr. Barrington’s salary for fiscal 2003, through April 23, 2003 when he stepped down as the Company’s Chief Executive Officer and President, was $641,538. Upon his separation of employment, the Company entered into a separation agreement with Mr. Barrington to provide a separation payment, calculated pursuant to an employment agreement previously entered into between Mr. Barrington and the Company, in the amount of $4,786,892 ($2,564,880 was applied first to the repayment in full of indebtedness owed to the Company by Mr. Barrington under a note) and a consulting fee in the amount of $125,000 per year in exchange for his agreement to provide certain services for up to 360 hours per year over a 24 month period beginning May 1, 2003. Under the agreement, Mr. Barrington also agreed to a two-year non-compete and non-solicitation agreement and provided a release of all claims against the Company and related entities and parties. In fiscal 2003, no annual bonus or stock options were awarded to Mr. Barrington.

Mr. Morris reassumed the position of Chief Executive Officer on April 23, 2003. The Committee authorized an increase in the annual rate for Mr. Morris’ base salary, effective April 23, 2003, from $350,000 per year to $750,000 per year. The decision to increase Mr. Morris’ base salary was consistent with the increased responsibilities and duties he reassumed upon becoming the Company’s Chief Executive Officer. In addition, the Company granted Mr. Morris a stock option for 190,000 shares on May 28, 2003 at an exercise price of $8.79 per share. In fiscal 2003, no annual bonus was awarded to Mr. Morris.

DOUGLAS K. HIGGINS (CHAIRMAN)

A. R. DIKE

JAMES H. GREER

KENNETH H. JONES, JR.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph on page 18 shall not be incorporated by reference into any such filings.

Certain Agreements

Employment Contracts, Termination of Employment and Change-in Control Arrangements

The Company has entered into employment agreements with all of its Named Executive Officers, other than Mr. Barrington whose employment agreement was terminated pursuant to his separation agreement discussed below. These agreements, as amended, contain terms that renew annually for successive five year periods (ten years in the case of Mr. Morris), and the compensation thereunder is determined annually by the Stock Option/Compensation Committee, subject to the following minimum annual compensation: Mr. Morris, $350,000; Mr. Berce, $345,000; Mr. Miller, $145,000; Mr. Floyd $115,000; and Ms. Miller $145,000. Included in the agreement for Messrs. Morris and Berce is a covenant of the employee not to compete with the Company during the term of his employment and for a period of three years from the date on which he ceased to be employed as a result of a termination for due cause or voluntary termination unless such voluntary termination occurs within twelve months after a “change in control” (as that term is defined in the employment agreements). Included in the agreement for Messrs. Miller and Floyd and Ms. Miller is a covenant of the employee not to compete with the Company during the term of his or her employment and for a period of one year thereafter. The employment agreements for Messrs. Morris and Berce provide that if the employee is terminated by the Company other than for cause, or in the event the employee resigns or is terminated other than for cause within twelve months after a “change in control” of the Company, the Company will pay to the employee the remainder of his current year’s salary (undiscounted) plus the discounted present value (employing an interest rate of 8%) of two additional years’ salary. The employment agreements for Messrs. Miller and Floyd and Ms. Miller provide that, in the event of a termination or resignation under the circumstances described in the immediately preceding sentence, the Company will pay to Messrs. Miller and Floyd and Ms. Miller, as the case may be, an amount equal to one year’s salary. For all Named Executive Officers other than Mr. Morris, “salary” includes the annual rate of compensation immediately prior to the “change in control” plus the average annual cash bonus for the immediately preceding three-year period. For Mr. Morris, “salary” includes the highest annual rate of compensation plus the highest annual cash bonus or other incentive payment provided in any of the seven fiscal years preceding the year in which a “change of control” occurs.

In addition to the employment agreements described above, the terms of all stock options granted to the Named Executive Officers provide that such options will become immediately vested and exercisable upon the occurrence of a change in control as defined in the stock option agreements evidencing such grants.

The provisions and terms contained in these employment and option agreements could have the effect of increasing the cost of a change in control of the Company and thereby delay or hinder such a change in control.

Barrington Separation Agreement

Mr. Barrington stepped down as Chief Executive Officer and President on April 23, 2003. The Company entered into a separation agreement with Mr. Barrington pursuant to which Mr. Barrington received a separation payment, calculated pursuant to his employment agreement, in the amount of $4,786,892 ($2,564,880 was applied first to the repayment in full of indebtedness owed to the Company by Mr. Barrington under a note), and a consulting fee in the amount of $125,000 per year in exchange for his agreement to provide certain services for up to 360 hours per year over a 24 month period beginning May 1, 2003. Under the separation agreement, Mr. Barrington also agreed to a two-year non-compete and non-solicitation agreement and provided a release of all claims against the Company and related entities and parties. The Company also agreed to reimburse Mr. Barrington for all reasonable out-of-pocket expenses incurred by him in the performance of his consulting services. Mr. Barrington continues to serve on the Board of Directors.

Performance Graph

The following performance graphs present cumulative shareholder returns on the Company’s Common Stock for the five years ended June 30, 2003. In the five-year performance graph, the Company is compared to (i) the S&P 500 and (ii) the S&P Consumer Finance Index. S&P recently split the S&P Financial Index into the S&P Consumer Finance Index and the S&P Diversified Financial Services Index. Each Index assumes $100 invested at the beginning of the measurement period and is calculated assuming quarterly reinvestment of dividends and quarterly weighting by market capitalization.

The data source for the graph is Media General Financial Services, Inc., an authorized licensee of S&P.

	June 1998	June 1999	June 2000	June 2001	June 2002	June 2003
AmeriCredit Corp.	$100.00	$89.67	$95.27	$291.14	$157.20	$47.92
S&P 500	$100.00	$122.76	$131.66	$112.13	$91.96	$92.19
S&P Consumer Finance	$100.00	$122.30	$107.95	$149.99	$115.56	$115.56

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s executive officers and directors are required to file under the Securities Exchange Act of 1934, as amended, reports of ownership and changes of ownership with the SEC. Based solely upon information provided to the Company by individual directors and executive officers, the Company believes that during the fiscal year ended June 30, 2003, all filing requirements applicable to its executive officers and directors were met.

Related Party Transactions

The Company previously engaged independent contractors to solicit business from motor vehicle dealers in certain geographic locations. One such independent contractor was CHM Company, L.L.C. (“CHM Company”), a Delaware limited liability company, that is controlled by Clifton H. Morris, III, an adult son of Mr. Clifton H. Morris, Jr., Chairman and Chief Executive Officer of the Company. A per contract commission was paid to CHM Company for each motor vehicle contract originated by the Company that is attributable to the marketing efforts of CHM Company. The Company’s contractual arrangement with CHM Company was cancelled effective December 31, 2000. Although the contract has been cancelled, CHM Company is entitled to continue receiving monthly payments per the original contract terms with respect to motor vehicle contracts originated by CHM Company prior to contract termination that meet certain portfolio performance criteria. The Company made payments of $156,594 to CHM Company during fiscal 2003.

The Company selects independent contractors on a competitive bid basis from a group of qualified vehicle recovery and repossession agencies with whom it maintains ongoing relationships. During fiscal 2003, the Company engaged Texas Expeditors of Dallas/Fort Worth, LP (“Expeditors of DFW”), a Texas limited partnership, Texas Expeditors of San Antonio, LP (“Expeditors of San Antonio”), a Texas limited partnership, and Texas Expeditors of Houston, LP (“Expeditors of Houston”), a Texas limited partnership, as three of its vehicle recovery agencies. These recovery agencies are controlled by Clifton H. Morris, III, an adult son of Mr. Clifton H. Morris, Jr., Chairman and Chief Executive Officer of the Company. A per vehicle payment is made pursuant to a fee schedule submitted by Expeditors of DFW, Expeditors of San Antonio and Expeditors of Houston for each recovery, repossession or other service performed. During fiscal 2003, payments of $453,876, $271,029 and $303,047 were made by the Company to Expeditors of DFW, Expeditors of San Antonio and Expeditors of Houston, respectively. The aggregate amount of payments the Company paid in fiscal 2003 to the three vehicle recovery companies controlled by Clifton H. Morris, III represented approximately 2% of the total recovery and repossession fees paid by the Company to all vehicle recovery agencies in fiscal 2003.

On September 21, 2001, Messrs. Berce and Barrington each executed Amended and Restated Revolving Credit Notes in the amount of $2,500,000 in favor of the Company. These notes, which modified and extended notes in the principal amount of $1,000,000 executed by Messrs. Berce and Barrington in September 2000, bore interest at a rate equal to LIBOR plus 1%, and provided that Messrs. Berce and Barrington could borrow, repay and reborrow from time to time thereunder. During fiscal 2003, the largest amount of indebtedness outstanding under Mr. Berce’s note was $1,000,349; Mr. Berce paid off his note in full on August 7, 2002, and such note was cancelled and is not available for further borrowing. During fiscal 2003, the largest amount of indebtedness outstanding under Mr. Barrington’s note was $2,564,880; on April 23, 2003, the net proceeds payable to Mr. Barrington pursuant to his separation agreement were applied first to the repayment in full of amounts owed to the Company by Mr. Barrington under the note, and such note was cancelled and is not available for further borrowing.

In August 2000, the Board of Directors adopted an Officer Stock Loan Program (the “Program”) to facilitate compliance with the stock ownership guidelines as discussed in the “Report of the Stock Option/Compensation Committee on Executive Compensation” on page 14. Executive officers utilized loan proceeds to acquire and hold common stock of the Company by means of option exercise or otherwise. The loans, executed by executive officers, bear interest at a rate equal to LIBOR plus 1%. The stock to be held as a result of a loan under the Program must be pledged to the Company. The aggregate principal balance of all outstanding loans under the Program may not exceed $20,000,000 at any time. On July 29, 2002, the Stock Option/Compensation Committee terminated the Program and approved amendments to the outstanding revolving promissory note and pledge agreements under the Program between the Company and three (3) executive officers which provided that each officer repay amounts in full, including principal and interest, on the earlier to occur of: (i) December 31, 2003; or (ii) sixty days after the last day of the officer’s employment with the Company. The executive officers described below had indebtedness under the Program that exceeded $60,000 during fiscal 2003.

Mr. Michael T. Miller obtained a loan under the Program during fiscal 2002. During fiscal 2003, the largest amount of indebtedness outstanding under Mr. Miller’s loan was $893,567. On April 23, 2003, Mr. Miller stepped down as Chief Operating Officer. The Company entered into a separation agreement with Mr. Miller pursuant to which Mr. Miller received a separation payment, calculated pursuant to his employment agreement, in the amount of $2,131,923 of which $893,567 was applied first to the repayment in full of Mr. Miller’s loan.

Mr. Joseph E. McClure obtained a loan under the Program during fiscal 2002. During fiscal 2003, the largest amount of indebtedness outstanding under Mr. McClure’s loan was $1,353,343, and the amount outstanding as of June 30, 2003 was $1,353,343. In July 2003, Mr. McClure was reassigned to a non-executive position.

All loans made to executive officers, including loans made under the Program, provide for full personal recourse to the executive officers, and the Company has no agreements, written or oral, with its executive officers to cancel or forgive such indebtedness in the future.

In fiscal 2003, the Company purchased retail installment contracts originated by automobile dealerships owned directly or indirectly by Mr. McCombs (or in which he has a financial interest) in an amount that did not exceed 1% of the total retail installment contracts purchased by the Company in fiscal 2003.

PROPOSAL TO AMEND THE AMERICREDIT CORP.

EMPLOYEE STOCK PURCHASE PLAN

(Item 2)

Since its inception, the AmeriCredit Corp. Employee Stock Purchase Plan (the “Purchase Plan”) has been a highly successful, broad-based employee benefit plan, significant in the retention and motivation of the Company’s employees who have elected to participate therein. Under the Purchase Plan, employees at all levels of the Company are able to participate, through stock ownership, in the growth and financial success of the Company. As of June 30, 2003, approximately 1,200 employees were enrolled and participating in the Purchase Plan, constituting 35% of all employees eligible to participate. The Company anticipates that the number of shares available for issuance under the Purchase Plan will be substantially depleted within 12 to 18 months.

On August 27, 2003, the Stock Option/Compensation Committee amended the Purchase Plan to increase the number of shares of Common Stock reserved under the Purchase Plan from 3,000,000 to 5,000,000 (the “Amendment”). On August 27, 2003, the Amendment was ratified by the Board of Directors but is subject to shareholder approval. If approved by shareholders at the Annual Meeting, the first sentence of paragraph 12(a) of the Purchase Plan will be amended to provide as follows:

“The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be Five Million (5,000,000) shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18.”

The remaining language of paragraph 12 will not be changed and the only effect of the Amendment will be to increase the number of shares of Common Stock authorized and available for issuance under the terms of the Purchase Plan.

The Amendment is necessary in order to cover future purchases by employees participating in the Purchase Plan. The Amendment will enable the Company to continue the purposes of the Purchase Plan by providing additional incentives to attract, retain and motivate employees, and to instill shareholder considerations and values in the actions of such employees.

Since participation in the Purchase Plan is entirely voluntary on the participant’s part, it is not possible to indicate the number, names or positions of employees who will participate in the Purchase Plan or the number of shares of Common Stock that will be purchased by any employee under the Purchase Plan.

The primary provisions of the Purchase Plan are described in Appendix A to this Proxy Statement. A copy of the Purchase Plan was contained in the Company’s Proxy Statement for the 1994 Annual Meeting of Shareholders and has been filed by the Company with the SEC. Any shareholder desiring a copy of the Purchase

Plan, which was filed on an S-8 Registration Statement on November 11, 1994, may obtain it on our website at www.americredit.com on the Investors page under the Financial Data tab or by writing to AmeriCredit Corp., 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102, Attention: Corporate Secretary.

The Company intends to register the two million additional shares of Common Stock issuable under the Amendment under the Securities Act of 1933, as amended, assuming shareholders approve the proposal to increase the number of shares. Shares purchased pursuant to the Purchase Plan after the effective date of such registration could immediately be sold on the open market subject, in the case of affiliates (as defined in Rule 144 under the Securities Act of 1933), to compliance with the provisions of Rule 144 other than the holding requirement.

Other Information

The following table provides information about the Company’s equity compensation plans as of June 30, 2003:

	(a)	(b)	(c)

	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders	12,633,630	$13.46	5,339,933
Equity compensation plans not approved by shareholders	5,746,353	$17.50	308,795

Total	18,379,983	$14.72	5,648,728

The 1989 Stock Option Plan for AmeriCredit Corp., 1990 Stock Option Plan for Non-Employee Directors of AmeriCredit Corp., 1991 Key Employee Stock Option Plan of AmeriCredit Corp., 1995 Omnibus Stock and Incentive Plan for AmeriCredit Corp., AmeriCredit Corp. Employee Stock Purchase Plan, 1996 Limited Stock Option Plan for AmeriCredit Corp., 1998 Limited Stock Option Plan for AmeriCredit Corp. and 2000 Limited Omnibus Plan for AmeriCredit Corp. were approved by the Company’s shareholders.

The 1999 Employee Stock Option Plan of AmeriCredit Corp. (“1999 Plan”), FY 2000 Stock Option Plan of AmeriCredit Corp. (“FY 2000 Plan”), Management Stock Option Plan of AmeriCredit Corp. (“Management Plan”), i4 Gold Stock Option Program (“i4 Plan”) and Marketing Representative Stock Option Plan of AmeriCredit Corp. (“Marketing Plan”) have not been approved by the Company’s shareholders.

Description of Plans

1999 Plan

Under the 1999 Plan, adopted by the Board of Directors in fiscal 1999, a total of 1,000,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan) of which 12,555 shares were available for grants as of June 30, 2003. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2003, 190,000 shares were granted under the 1999 Plan, each having an exercise price of $8.79 per share. Each option is subject to vesting requirements established by the Board of Directors. The 1999 Plan provides for acceleration of vesting of awards in the event of a change in control. The 1999 Plan expires on February 4, 2009, except with respect to options then outstanding.

FY 2000 Plan

Under the FY 2000 Plan, adopted by the Board of Directors in fiscal 2000, a total of 2,000,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan) of which 14,935 shares were available for grants as of June 30, 2003. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2003, 470,000 shares were granted under the FY 2000 Plan, each having an exercise price of $8.79 per share. Each option is subject to certain vesting requirements established by the Board of Directors. The FY 2000 Plan provides for acceleration of vesting of awards in the event of a change in control. The FY 2000 Plan expires on July 1, 2009, except with respect to options then outstanding.

Management Plan

Under the Management Plan, adopted by the Board of Directors in fiscal 2000, a total of 3,000,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan) of which 66,045 shares were available for grants as of June 30, 2003. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2003, 1,411,500 shares were granted under the Management Plan with a weighted average exercise price of $9.47 per share. Each option is subject to certain vesting requirements established by the Board of Directors. The Management Plan provides for acceleration of vesting of awards in the event of a change in control. The Management Plan expires on February 3, 2010, except with respect to options then outstanding.

i4 Plan

Under the i4 Plan, adopted by the Board of Directors in fiscal 2002, a total of 1,200,000 shares have been authorized for grants of options to employees other than directors and senior management officers (as defined by the plan), of which 2,300 shares were available for grants as of June 30, 2003. In order to align the i4 Plan with the Company’s current stock option plans, in fiscal 2003, the Board of Directors amended the i4 Plan to, among other things, provide terms and conditions substantially similar to its other stock option plans and to extend the term of the i4 Plan through October 31, 2007. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2003, 623,325 shares were granted under the i4 Plan with a weighted average exercise price of $9.76 per share. Each option is subject to certain vesting requirements established by the Board of Directors. The i4 Plan provides for acceleration of vesting of awards in the event of a change in control. The i4 Plan expires on October 31, 2007, except with respect to options then outstanding.

Marketing Plan

Under the Marketing Plan, adopted by the Board of Directors in fiscal 1994, a total of 300,000 shares have been authorized for grants of options to non-employee marketing representatives of the Company, of which 212,960 shares were available for grants as of June 30, 2003. Each option must be granted at a per share exercise price equal to the fair market value of a share of Common Stock on the date of grant, and no option may have a term in excess of ten years. In fiscal 2003, no shares were granted under the Marketing Plan. No grants have been made under the Marketing Plan since fiscal 2001, and the Company currently has no non-employee marketing representatives that are eligible for grants under the Marketing Plan. Each option is subject to certain vesting requirements established by the Board of Directors. The Marketing Plan expires on October 12, 2004, except with respect to options then outstanding.

Approval of the Amendment to the Purchase Plan by shareholders of the Company is required by the terms of the Purchase Plan. The proposal to approve the Amendment to the Purchase Plan requires approval by the holders of a majority of the outstanding shares of Common Stock represented at the Annual Meeting of Shareholders.

On September 26, 2003, the closing price of the Company’s Common Stock on the New York Stock Exchange was $10.86.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE AMERICREDIT CORP. EMPLOYEE STOCK PURCHASE PLAN.

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

(Item 3)

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as independent public accountants for the Company to audit its consolidated financial statements for the fiscal year ending June 30, 2004. The Audit Committee and the Board of Directors have determined that it would be desirable to request that the shareholders ratify such selection. Assuming the presence of a quorum, the affirmative vote of a majority of the outstanding shares of Common Stock voting at the Annual Meeting in person or by proxy is necessary for the ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as independent public accountants. PricewaterhouseCoopers LLP served as the Company’s independent public accountants for the fiscal year ended June 30, 2003 and has reported on the Company’s consolidated financial statements for such year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions from shareholders.

Shareholder ratification is not required for the selection of PricewaterhouseCoopers LLP, since the Audit Committee has the responsibility for selecting the Company’s independent public accountants. Nonetheless, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the shareholders’ opinions, which the Audit Committee will take into consideration in future deliberations. In the event the shareholders fail to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent accountants, the Audit Committee may reconsider its selection.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS RECOMMEND A VOTE “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING JUNE 30, 2004.

Report of the Audit Committee

The Audit Committee is comprised of four directors, each of whom meets the independence and experience requirements of the NYSE. The members of the Audit Committee are Messrs. Dike, Greer, Higgins and Jones. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors on May 15, 2002. The Audit Committee held four meetings in fiscal 2003. The Audit Committee plans to meet a minimum of six times in fiscal 2004, including quarterly meetings in executive sessions with the independent public accountants, senior internal audit executive and senior management.

Mr. John R. Clay, appointed to the Board of Directors in June 2003 and nominated in this Proxy Statement for reelection for a term to expire at the 2005 Annual Meeting, is anticipated to be appointed by the Board of Directors to serve on the Audit Committee following his reelection. The Board of Directors has determined that Mr. Clay has the qualifications and experience necessary to serve as an “audit committee financial expert,” as defined by the rules of the SEC, upon his appointment to the Audit Committee.

Management has the primary responsibility for the consolidated financial statements and the financial reporting process, including the system of internal controls. The Audit Committee oversees the Company’s independent public accountants, internal control and financial reporting process on behalf of the Board of Directors. In this regard, the Audit Committee helps to ensure independence of the Company’s auditors, the integrity of management and the adequacy of disclosure to shareholders. Representatives of the internal audit department, independent public accountants and financial management have unrestricted access to the Audit Committee.

The Audit Committee preapproves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to any de minimus exceptions for non-audit services provided in the Securities Exchange Act of 1934, as amended, and/or by SEC rules, which de minimus non-audit services are approved by the Audit Committee prior to the conclusion of the audit. The Audit Committee may form and delegate authority to the chairman of the Audit Committee, or a subcommittee of the Audit Committee (consisting of one or more members), when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of the chairman or any subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report on Form 10-K for the fiscal year ended June 30, 2003 with management and the Company’s independent public accountants. The independent public accountants are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with generally accepted accounting principles, including a discussion of the quality of the Company’s accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the consolidated financial statements and the adequacy of internal controls. The Audit Committee discussed with the independent public accountants the results of the fiscal 2003 audit and all other matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees. In addition, the Audit Committee received, reviewed and discussed the written disclosures from the independent public accountants required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Based on the preceding review and discussions contained in this paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 for filing with the SEC.

Audit Fees:    Aggregate fees for the audit of consolidated financial statements for the fiscal year ended June 30, 2003 and for the reviews of the consolidated financial statements included in the Company’s Forms 10-Q were $279,082.

Financial Information Systems Design and Implementation Fees:    There were no fees or costs billed to the Company for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (relating to financial information systems design and implementation) by PricewaterhouseCoopers LLP for the fiscal year ended June 30, 2003.

All Other Fees:    Aggregate fees and costs billed to the Company for services rendered by PricewaterhouseCoopers LLP for the fiscal year ended June 30, 2003, other than audit and financial information systems design and implementation services, were $1,274,973. Of this amount, $595,895 related to fees and costs for professional services rendered by PricewaterhouseCoopers LLP in connection with the Company’s securitization program and other warehouse facility reviews and $319,185 of the total of all other fees amount related to tax services provided by PricewaterhouseCoopers LLP.

The Audit Committee has determined that the provision of services covered by the preceding paragraphs is compatible with maintaining the independence of PricewaterhouseCoopers LLP from the Company. The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent public accountants for fiscal 2004.

KENNETH H. JONES, JR. (CHAIRMAN)

A. R. DIKE

JAMES H. GREER

DOUGLAS K. HIGGINS

OTHER BUSINESS

(Item 4)

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the proxy as in their discretion they may deem appropriate, unless they are directed by the proxy to do otherwise.

Shareholder Proposals

Pursuant to various rules promulgated by the SEC, a shareholder that seeks to include a proposal in the Company’s proxy statement and form of proxy card for the Annual Meeting of Shareholders of the Company to be held in 2004 must timely submit such proposal in accordance with SEC Rule 14a-8 to the Company, addressed to Chris A. Choate, Secretary, 801 Cherry Street, Suite 3900, Fort Worth, Texas 76102. Further, a shareholder may not present a proposal for inclusion in the Company’s proxy statement and form of proxy card related to the 2004 Annual Meeting and may not submit a matter for consideration at the 2004 Annual Meeting, regardless of whether presented for inclusion in the Company’s proxy statement and form of proxy card, unless the shareholder has timely complied with the Company’s bylaw requirements which set a notice deadline after which a shareholder will not be permitted to present a proposal at the Company’s next shareholder meeting. The bylaws state that in order for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting. A shareholder’s notice to the Secretary must set forth as to each matter the holder proposes to bring before the meeting including a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; the name and address, as they appear on the Company’s books, of the shareholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the proposal is made; the class and number of shares of the Company which are owned beneficially and of record by such shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is being made; and any material interest of such shareholder of record and beneficial owner, if any, on whose behalf the proposal is made in such business. A notice given pursuant to this provision of the Company’s bylaws will not be timely with respect to the Company’s 2004 Annual Meeting unless duly given by no later than September 7, 2004 and no earlier than August 8, 2004.

With respect to business to be brought before the 2003 Annual Meeting, the Company has not received any notices from shareholders that the Company is required to include in this Proxy Statement.

BY ORDER OF THE BOARD OF DIRECTORS

CHRIS A. CHOATE

Secretary

September 29, 2003

Fort Worth, Texas

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING AND WISH THEIR STOCK TO BE VOTED ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

APPENDIX A

Description of the AmeriCredit Corp.

Employee Stock Purchase Plan

General

In July 1994, the Board of Directors authorized the adoption of the AmeriCredit Corp. Employee Stock Purchase Plan (the “Purchase Plan”) and reserved 500,000 shares of Common Stock for issuance thereunder. In November 1994, the Purchase Plan was approved by the Shareholders of the Company. On April 28, 1998, the Stock Option/Compensation Committee amended the Purchase Plan to increase the number of shares of Common Stock reserved under the Purchase Plan from 500,000 to 1,000,000 shares (“Amendment No. 1”). Amendment No. 1 was ratified by the Board of Directors as of April 28, 1998. On November 4, 1998, Amendment No. 1 was adopted and approved by shareholders at the 1998 Annual Meeting. On October 1, 1998, the Company completed a two for one stock split which increased the shares of Common Stock reserved under the Purchase Plan to 2,000,000 shares. On August 7, 2001, the Stock Option/Compensation Committee amended the Purchase Plan to increase the number of shares of Common Stock reserved under the Purchase Plan from 2,000,000 to 3,000,000 shares (“Amendment No. 2”). Amendment No. 2 was ratified by the Board of Directors as of August 7, 2001. On November 6, 2001, Amendment No. 2 was adopted and approved by shareholders at the 2001 Annual Meeting.

On August 27, 2003, the Stock Option/Compensation Committee amended the Purchase Plan to increase the number of shares of Common Stock reserved under the Purchase Plan from 3,000,000 to 5,000,000 (“Amendment No. 3”). Amendment No. 3, which was ratified by the Board of Directors, was effective August 27, 2003 but is subject to shareholder approval. If approved by shareholders at the 2003 Annual Meeting, the first sentence of paragraph 12(a) of the Purchase Plan will be amended to provide as follows:

The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 5,000,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18.

The remaining language of paragraph 12 will not be changed and the only effect of Amendment No. 3 will be to increase the number of shares of Common Stock authorized and available for issuance under the terms of the Purchase Plan. The purpose of the Purchase Plan is to provide employees (including officers) of the Company and its majority owned subsidiaries with an opportunity to purchase Common Stock from the Company through payroll deductions. The essential features of the Purchase Plan are outlined below.

Offering Period

Offerings under the Purchase Plan have a duration of 24 months and commence on the Monday immediately following the completion of the first payroll period ending in December and June of each year, unless otherwise specified by the Board of Directors. Each offering period is composed of four six-month exercise periods. The Board of Directors has the power to alter the duration of an offering period with respect to future offerings if announced at least fifteen days prior to the scheduled beginning of the first offering period to be affected.

Grant and Exercise of Option

On the first day of an offering period (the “Enrollment Date”), the participant is granted an option to purchase on each exercise date during such offering period up to a number of whole shares of the Common Stock determined by dividing 10% of the participant’s Compensation (as defined in the Purchase Plan) by the lower of (i) 85% of the fair market value of a share of the Common Stock on the Enrollment Date or (ii) 85% of the fair market value of a share of Common Stock on the exercise date, provided that the maximum number of shares subject to such option during such offering period shall in no event exceed 5,000 shares. The number of shares subject to such option shall be reduced, if necessary, to maintain the limitations with respect to a participant’s ownership of stock and/or options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary, and to restrict a participant’s right to purchase stock under the Purchase Plan to $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time. Unless the employee’s participation is discontinued, his option for the purchase of shares will be exercised automatically at the end of each six-month exercise period within the offering period at the applicable price. To the extent an employee’s payroll deductions exceed the amount required to purchase the shares subject to option, such excess amount shall be held in such participant’s account for the next exercise period, unless such participant has withdrawn from the offering period or unless such offering period has terminated with such exercise date, in which case such amount shall be returned to the employee without interest.

Shares Available Under the Purchase Plan

If Amendment No. 3 is approved by shareholders, the total number of shares of Common Stock that are issuable under the Purchase Plan will be 5,000,000, subject to adjustment as described below under “Capital Changes.”

Eligibility and Participation

Any employee who is customarily employed for at least 20 hours per week and more than five months per calendar year by the Company or its majority owned subsidiaries is eligible to participate in offerings under the Purchase Plan. Employees become participants in the Purchase Plan by delivering to the company a subscription agreement authorizing payroll deductions within the specified period of time prior to the commencement of each offering period.

No employee is permitted to purchase shares under the Purchase Plan if such employee owns 5% or more of the total combined voting power or value of all classes of shares of stock of the Company (including shares that may be purchased under the Purchase Plan or pursuant to any other options). In addition, no employee is entitled to purchase more than $25,000 worth of shares (based on the fair market value of the shares at the time the option is granted) in any calendar year.

Purchase Price

The price at which shares are sold under the Purchase Plan is eighty-five percent (85%) of the fair market value per share of Common Stock at either the beginning of the offering period or at the end of each six-month exercise period, whichever is lower.

Payroll Deductions

The purchase price of the shares is accumulated by payroll deduction over each offering period. The deductions may not be greater than 10% of a participant’s compensation. Compensation for purposes of the Purchase Plan includes salary and commissions (excluding overtime, bonuses, special awards, and reimbursements) plus bonuses, commissions and other incentive payments paid during the immediately preceding twelve-month period. A participant may decrease or, within such limits, increase his or her rate of payroll deductions at any time during the offering period.

All payroll deductions of a participant are credited to his or her account under the Purchase Plan and are deposited with the general funds of the Company. Such funds may be used for any corporate purpose pending the purchase of shares. No charges for administrative or other costs may be made by the Company against the payroll deductions.

Administration

The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board. Directors who are eligible employees are permitted to participate in the Purchase Plan; provided, however, that (i) directors who are eligible to participate in the Purchase Plan may not vote on any matter affecting the administration or the grant of any option pursuant to the Purchase Plan and (ii) if a committee is established to administer the Purchase Plan, no committee member will be eligible to participate in the Purchase Plan.

Withdrawal from the Plan

A participant may terminate his or her interest in a given offering, or in a given exercise period, by withdrawing all, but not less than all, of the accumulated payroll deductions credited to such participant’s account at any time prior to the end of the offering period. The withdrawal of accumulated payroll deductions automatically terminates the employee’s interest in that offering, or exercise period, as the case may be. As soon as practicable after such withdrawal, the payroll deductions credited to a participant’s account are returned to the participant without interest.

A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent exercise periods within the same offering period.

Termination of Employment

Termination of a participant’s employment for any reason, including retirement or death or the failure to remain in the continuous employ of the Company for at least 20 hours per week (except for certain leaves of absence), cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant’s account will be returned to the participant, or in the case of death, to the person or persons entitled thereto, without interest.

Capital Changes

In the event of changes in the Common Stock of the Company due to stock dividends or other changes in capitalization, or in the event of any merger, sale or any other reorganization, appropriate adjustments will be made by the Company to the shares subject to purchase and to the price per share.

Nonassignability

No rights or accumulated payroll deductions of an employee under the Plan may be pledged, assigned or transferred for any reason, and any such attempt may be treated by the Company as an election to withdraw from the Purchase Plan.

Amendment and Termination of the Plan

The Board of Directors of the Company may at any time amend or terminate the Purchase Plan, except that such termination cannot affect options previously granted, nor may any amendment make any change in an existing option that adversely affects the rights of any participant. No amendment may be made to the Purchase Plan without prior approval of the shareholders of the Company if such amendment would increase the number of shares that may be issued under the Purchase Plan, permit payroll deductions at a rate in excess of 10% of a participant’s compensation, change the designation of the employees eligible for participation in the Purchase Plan or constitute an amendment for which shareholder approval is required in order to comply with Rule 16b-3, or any successor rule.

Tax Information

The Purchase Plan and the right of participants to make purchases thereunder is intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code. Under these provisions, no income will be taxable to participant at the time of grant of the option or purchase of shares. Upon disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares have been held by the participant for more than two years after the date of option grant and one year from the date of option exercise, the lesser of (a) the excess of the fair market value of the shares at the time of such disposition over the option price, or (b) the excess of the fair market value of the shares at the time the option was granted over the option price (which option price will be computed as of the grant date) will be treated as ordinary income, and any further gain will be treated as long-term capital gain. If the shares are disposed of before the expiration of these holding periods, the excess of the fair market value of the shares on the exercise date of the option price will be treated as ordinary income, and any further gain or loss on such disposition will be long or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income reported by participants upon disposition of shares prior to the expiration of the holding period described above.

The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Other Information

The Purchase Plan was effective in July 1994 and will terminate in July 2014, unless terminated earlier by the Board of Directors or extended by the Board with the approval of shareholders.

As described above, substantially all employees of AmeriCredit are eligible to participate in the Purchase Plan. As of June 30, 2003, approximately 1,200 employees were enrolled and participating, representing 35% of all AmeriCredit employees eligible to participate. Otherwise, it is not possible to state the number of shares of Common Stock that may be purchased under the Purchase Plan by any individual (or groups of individuals) who may participate in the Purchase Plan.

AMERICREDIT CORP 801 CHERRY ST., SUITE 3900 FORT WORTH, TX 76102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to AmeriCredit Corp. c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMRCDT	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICREDIT CORP.

Vote On Directors

1. Proposal to elect as Directors of the Company the

    following persons to, hold office until the Annual Meeting of Shareholders in 2006 or until their successors have been duly elected and have qualified.

For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote, mark “For All Except” and write the nominees’ number on the line below

Nominees:	01) Daniel E. Berce
02) Edward H. Esstman
03) James H. Greer
04) Gerald J. Ford

hold office until the Annual Meeting of Shareholders in 2005 or until their successors have been duly elected and have qualified

Nominees:	05) John R. Clay
06) B. J. McCombs

Vote On Proposals

	For	Against	Abstain
2. Proposals to amend the AmeriCredit Corp. Employee Stock Purchase Plan.	☐	☐	☐

3. Proposal to ratify the appointment of PricewaterhouseCoopers as accountants for the fiscal year ending June 30, 2004.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Please sign exactly as name appears hereon. Proxies should be dated when signed. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for a corporation. If shares are registered in more than one name, each joint owner should sign.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature (PLEASE SIGN WITHIN THE BOX)	Date	Signature (Joint Owners)	Date

AMERICREDIT CORP.

801 CHERRY STREET, SUITE 3900

FORT WORTH, TEXAS 76102

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Clifton H. Morris, Jr. and Daniel E. Berce, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all of the shares of the common stock of AmeriCredit Corp. (the “Company”), held of record by the undersigned on September 12, 2003, at the Annual Meeting of Shareholders of the Company to be held on November 5, 2003, at 10:00 a.m. (Central Standard Time), at the Fort Worth Club, 306 West Seventh Street, Fort Worth, Texas 76102, and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED AND DATED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES UNDER PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTERS REFERRED TO IN PROPOSAL 4.